UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2020

(Date of Report, Date of Earliest Event Reported)

COVIA HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Charter)

001-38510

(Commission File Number)

Delaware	13-2656671
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3 Summit Park Drive, Suite 700, Independence, Ohio	44131
(Address of Principal Executive Offices)	(Zip Code)

(800) 255-7263

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVIA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01Entry into a Material Definitive Agreement.

On March 31, 2020, Covia Holdings Corporation (“Covia,” “we,” “us,” “our” or “registrant”), closed on the previously announced $75 million receivables-backed financing.

Covia entered into that certain Receivables Financing Agreement (“RFA”), by and among (i) Covia, as initial servicer, (ii) Covia Financing LLC, a Delaware limited liability company, special purpose entity and wholly-owned subsidiary of Covia, as borrower (“Covia Financing”), (iii) the persons from time to time party thereto, as lenders, (iv) PNC Bank, National Association, as LC bank and as administrative agent (“PNC”), and (v) PNC Capital Markets LLC, a Pennsylvania limited liability company, as structuring agent (“Structuring Agent”).

In connection with the RFA, on that same date, (i) Covia, as originator and servicer, and Covia Financing, as the buyer, entered into a Purchase and Sale Agreement (“PSA”), and (ii) various of Covia’s subsidiaries, as sub-originators (“Sub-Originators”), and Covia, as the buyer and servicer, entered into the Sub-Originator Purchase and Sale Agreement (“Sub-PSA”).  Together, the RFA, the PSA, and the Sub-PSA (“Agreements”) establish the primary terms and conditions of an accounts receivable securitization program (the “Receivables Facility”).

Pursuant to the terms of the Sub-PSA, the Sub-Originators will sell its receivables to Covia in a true sale conveyance. Pursuant to the PSA, Covia, in its capacity as originator, will sell in a true sale conveyance its receivables, including the receivables it purchased from the Sub-Originators, to Covia Financing. Under the RFA, Covia Financing may borrow or obtain letters of credit in an amount not to exceed $75 million in the aggregate and will secure its obligations with a pledge of undivided interests in such receivables, together with related security and interests in the proceeds thereof, to PNC.

The loans under the RFA are an obligation of Covia Financing and not the Sub-Originators or Covia.  None of the Sub-Originators or Covia has guaranteed the collectability of the trade receivables or the creditworthiness of the obligors of the receivables.

Amounts outstanding under the RFA accrue interest based on LMIR, provided that Covia Financing may select adjusted LIBOR for a tranche period. The Agreements include customary fees, conditions, representations and warranties, indemnification provisions, covenants and events of default. The amount available with respect to the receivables are subject to customary limits and reserves, including limits and reserves based on customer concentrations and prior past due balances. Subject in some cases to cure periods, amounts outstanding under the RFA may be accelerated for typical defaults including, but not limited to, the failure to make when due payments or deposits, borrowing base deficiencies, failure to observe or perform any covenant, failure to pay a material judgment, inaccuracy of representations and warranties, certain bankruptcy or ERISA events, a change of control, the occurrence of a termination event if certain limits are exceeded for a specified period, for certain defaults or acceleration under material debt, or invalidity of security interests or unenforceable transaction documents.

The Receivables Facility terminates on March 31, 2023, unless terminated earlier pursuant to the terms of the Agreements.

The foregoing description of the Receivables Facility does not purport to be complete and is qualified in its entirety by reference to the full text of each of the RFA, the PSA, and the Sub-PSA, copies of which are respectively attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated in its entirety herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1

Receivables Financing Agreement, dated March 31, 2020, among Covia Financing LLC, as borrower, Covia, as initial servicer, the lenders, the persons from time to time party thereto, as lenders, PNC Bank National Association, as Administrative Agent and LC Bank and PNC Capital Markets LLC, as Structuring Agent.

10.2	Purchase and Sale Agreement, dated March 31, 2020, between Covia, as originator and servicer, and Covia Financing LLC, as buyer.
10.3	Sub-Originator Purchase and Sale Agreement, dated March 31, 2020, between various subsidiaries of Covia, as sub-originators, and Covia, as buyer and servicer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COVIA HOLDINGS CORPORATION

Date:	April 3, 2020	/s/ Andrew D. Eich
Andrew D. Eich
Executive Vice President, Chief Financial Officer and Treasurer